Exh. 99.1

Contact:	Michelle Manoff	Peter Gunnerman
	Rubenstein PR	SulphCo, Inc.
	212-843-8051	775-829-1310
	mmanoff@rubensteinpr.com	pgunnerman@sulphco.com

Immediate Release

SULPHCO FINALIZES JOINT VENTURE IN THE UNITED ARAB EMIRATES

Partners form Fujairah Oil Technology LLC

SPARKS, Nev., Dec. 1, 2005 - SulphCo, Inc. (AMEX: SUF) announced that pursuant to its previously announced Memorandum of Understanding with the Government of Fujairah in the United Arab Emirates, it has formed a joint venture with Trans Gulf Petroleum Co., a Government of Fujairah company, to implement SulphCo’s Sonocracking™ desulfurization technology within and outside the UAE.

The joint venture establishes Fujairah Oil Technology LLC, an entity 50% owned by Trans Gulf Petroleum and 50% owned by SulphCo. The partners hold equivalent shares in the profits of the company and the ownership of its assets.

Fujairah Oil Technology will implement SulphCo’s high-powered ultrasound process to upgrade crude; purchase heavy or medium crude oil and sell the processed oil; market oil and oil products; and import and eventually produce the necessary ultrasound equipment and machinery based on SulphCo’s specifications. Pursuant to the joint venture, the ultrasound equipment will be manufactured by SulphCo third party suppliers, including M’rkisches Werk GmbH (MWH) of Germany and Jaie Haour (JH) Group of Taiwan.

“We are extremely pleased to be working with the Government of Fujairah to apply our ultrasound technology in the region,” said Rudolf Gunnerman, chairman and CEO of SulphCo. “With this important contract, we continue to execute our strategy of commercializing our ultrasound process worldwide.”

Sulphco’s high-powered ultrasound process upgrades heavy sour crude oils into lighter sweeter crudes. It increases gravity and reduces sulfur, nitrogen and viscosity, producing more usable oil per barrel of crude.

About SulphCo, Inc.
SulphCo has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The company’s technology upgrades sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

# # #